Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-106340 IFTH Acquisition Corp. on Form S-8 of our report dated December 22, 2008 with respect to our audit of the consolidated financial statements and financial statement schedule of IFTH Acquisition Corp., included in this Annual Report on Form 10-K of IFTH Acquisition Corp. for the fiscal year ended September 30, 2008. In addition, our report stated that we also audited the adjustments to retrospectively reclassify the September 30, 2007 and 2006 financial statements for the discontinued operations. We did not audit the September 30, 2007 and 2006 consolidated financial statements of IFTH Acquisition Corp. other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the September 30, 2007 and 2006 consolidated financial statements take as a whole.
/s/ Eisner LLP
New York, New York
December 22, 2008